Exhibit 10.2

SERVICES AGREEMENT

dated as of

5 June, 2008

between

DIGICEL GROUP LIMITED

and

DIGICEL (CENTRAL AMERICA HOLDINGS) LIMITED

SERVICES AGREEMENT

AGREEMENT dated as of 5 June, 2008 between DIGICEL GROUP LIMITED, a Bermuda limited liability exempted company (the “Provider”) and DIGICEL (CENTRAL AMERICA HOLDINGS) LIMITED, a Bermuda limited liability exempted company (the “Recipient”).

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. In this Agreement, the following terms shall have the meanings described below.

“Additional Services” means the services other than those specified on Exhibit A hereto that are of a type similar to Specified Services and which are requested by the Recipient and consented to be provided by the Provider.

“Annual Fee” means, with respect to the provision of the Specified Services specified on Exhibit A, the Provider’s compensation for costs and expenses incurred that is directly attributable to the provision of such Service (the “Cost”). These service relate specifically to the support provided by the Provider’s Senior Management Team and their respective functions. Such Cost will be determined by the Provider in good faith and in a commercially reasonable manner. For the avoidance of doubt, the Annual Fee is only for the Specified Services listed on Exhibit A and is separate from any costs the Provider may charge in relation to any Leased Employee(s) for services provided pursuant to Section 2.01.

“Damages” means all losses, liabilities, costs, damages and expenses (including the cost of investigation and defense and reasonable attorneys’ fees).

“Direct Payroll Costs” means, with respect to any Leased Employee, (x) an amount calculated using a rate (the “Daily Rate”) per business day (or portion thereof) for which the Leased Employee is provided equal to an amount ranging from US$400 to US$800, based on the seniority of the applicable Leased Employee and (y) the gross amount of all vacation pay, employee benefit program costs and other compensation with respect to such Leased Employee and all applicable fees, taxes and other amounts owed to third parties as a result of the employment of such Leased Employee, including any income tax withholding, contributions to any workers’ compensation, unemployment insurance, other withholding or other payments required by applicable law or regulations, and all payments to applicable retirement and welfare plans and other employee fringe benefit outlays to the extent such amounts are not covered by the Daily Rate. Prior to the provision of any such Leased Employee, the Provider will inform the Recipient of the seniority of such Leased Employee and the applicable Daily Rate. The Provider may at any time, upon two weeks’ notice, change the Daily Rates applicable to any Leased Employees (based upon a good-faith determination that Provider’s payroll costs have increased) by an amount equal to 110% of such increase.

“Leased Employee” means any employee of the Provider that is leased to the Recipient to provide services pursuant to Section 2.01 hereto.

“Out-of-Pocket Expenses” means, with respect to any Leased Employee, any actual out-of-pocket expenses that are incurred by or in respect of such Leased Employee in accordance with the Recipient’s practices and policies in the course of such Leased Employee’s performance of his or her duties that are paid or reimbursed by the Provider and for which invoices or other documents are provided to the Recipient.

“Payroll Costs” means Direct Payroll Costs, Out-of-Pocket Expenses and any other fees and expenses reasonably allocated to the services provided by the Leased Employees to the Recipient.

“Services” means any Services pursuant to Section 2.01. For the avoidance of doubt, these Services are additional to the Specified Services listed on Exhibit A.

“Specified Services” means the services contemplated to be provided by the Provider to the Recipient of the nature and type set forth on Exhibit A hereto and for which the Recipient will pay to the Provider the Annual Fee.

“Term” means the period commencing on the effective date of this Agreement and continuing for a period of 3 years. The Term will automatically renew for successive one year terms, unless either party delivers to the other party a written termination notice at least thirty business days prior to any scheduled renewal date.

ARTICLE 2

PROVISION AND PURCHASE OF SERVICES

Section 2.01. Services. (a) During the Term, (i) the Provider agrees to provide to the Recipient the Specified Services, and (ii) the Recipient agrees to pay to the Provider the Annual Fee. The Recipient will be responsible for any sales and use taxes (excepting any taxes due on Provider’s income). The billing and payment for all Specified Services shall be in the manner specified in Section 2.02.

(b) In addition, during the Term, the Recipient may request the secondment of Leased Employees that are not part of the Provider’s Senior Management Team and thus not included in the Annual Fee for a specified term (not exceeding the remainder of the Term) and, subject to the Provider’s consent, the Provider will provide such requested services. The Recipient shall pay the Provider all Payroll Costs. The Recipient will be responsible for any sales and use taxes (excepting any taxes due on Provider’s income). The billing and payment for such Additional Services shall be in the manner specified in Section 2.02.

Section 2.02. Billing; Payment. (a) The Provider shall invoice the Recipient monthly for any amounts payable or reimbursable to the Provider for the provision of any Service under this Agreement during the previous calendar month. Such invoices shall: (i) identify the applicable Services to which the invoices relate, (ii) provide reasonable detail of amounts payable for each of the Services unless otherwise prohibited by third party agreement, and (iii) specify the total amount payable.

(b) All invoices under Section 2.02(a) shall be due and payable 30 days from the date of the applicable invoice.

Section 2.03. Changes; Termination Of Services. The parties may, at any time during the Term, upon reasonable prior notice, mutually agree in writing to change the nature, extent or duration of performance of Services hereunder. The parties will make commercially reasonable good faith efforts to agree upon any proportionate changes in fees payable hereunder associated with such change based on the Annual Fee or with respect to the Payroll Costs.

ARTICLE 3

DISPUTE RESOLUTION

Section 3.01. Dispute Resolution Procedures. (a) Any dispute arising under this Agreement (“Dispute”) will be considered in person or by telephone by the primary contacts for each category of Services to which the Dispute relates within 10 business days after receipt of a written notice which may be communicated by electronic mail from either party specifying the nature of the Dispute.

(b) All Disputes not resolved pursuant to Section 3.01(a) will be referred to the next higher level of management of each party (or their duly authorized designee, who will have full power to act on their behalf) for resolution by mutual consultation. If the parties fail to solve such Dispute by mutual consultation within 20 days of such referral, then either party may give to the other party formal notice in writing that a Dispute exists, specifying its nature, the point(s) in issue and the party’s intention to seek remedies at law or in equity. If the parties fail to resolve such Dispute by consultation within a further period of 20 days from the date upon which such notice has been given, either party may seek remedies at law or in equity.

(c) In the event the Dispute pertains to payment matters, the timeframes for escalation of Disputes pursuant to this Article 3 will be reduced by half. Nothing contained in this Article 3 shall limit or delay the right of either party to seek injunctive relief from a court of competent jurisdiction, whether or not such party has pursued informal resolution in accordance with this Article 3.

ARTICLE 4

INDEMNIFICATION

Section 4.01. Indemnity. (a) Except as provided in clause (b) below, each party shall indemnify the other party and its affiliates against (A) all Damages attributable to third party claims arising from or relating to the provision of Services, but only to the extent that such Damages arise from or in circumstances involving gross negligence or willful misconduct of such party or its affiliates or (B) the other party’s direct and reasonably foreseeable Damages arising from such party’s willful breach of its representations, warranties or covenants in this Agreement, gross negligence, or willful misconduct. Neither party shall otherwise have any liability arising under this Agreement, except as provided in clause (b) below.

(b) With respect to any claims arising from or relating to the secondment of the Leased Employees, including, but not limited to, any claims by any Leased Employee or other third party or otherwise arising out of, or resulting from, the provision of services or termination of services by such Leased Employee hereunder, and any claim brought by any Leased Employee under any employment law applicable to and arising out of the engagement of the services of any Leased Employees by the Recipient or the termination of such services, including workers’ compensation claims, the Recipient agrees to indemnify the Provider against all Damages, except to the extent that any such claim results from the willful misconduct or gross negligence of the Provider, a breach by the Provider of this agreement or a violation of any employment policy or practice by an employee of the Provider other than a Leased Employee.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Termination. Unless earlier terminated pursuant to Section 5.05, this Agreement shall terminate upon the end of the Term or earlier upon mutual written consent of the parties hereto. This Agreement may also be terminated by any party if the other party shall have materially breached its covenants or obligations under this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the party desiring to terminate this Agreement.

Section 5.02. Effect Of Termination On Fees And Other Provisions. (a) Upon termination of this Agreement pursuant to the second sentence of Section 5.01 or pursuant to Section 5.05, any fee owing pursuant to Section 5.05 for Services actually performed prior to the date of termination shall be invoiced and paid in accordance with Section 2.02.

(b) In the event of the termination of this Agreement pursuant to Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that Article 3, Article 4 and this Article 5 shall survive any such termination.

(c) Nothing contained in this Section 5.02 shall relieve any party from liability for (i) its intentional breach of any covenants or agreement contained herein prior to termination pursuant to Section 5.01, or (ii) fraud.

Section 5.03. Notices. Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the party in question as set out below (or such other address as such party shall notify the other party in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five business days after dispatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly dispatched to a current facsimile number of the addressee.

(i)	If the notice is required to be given to the Recipient, to

Digicel (Central America Holdings) Limited

2 Church Street

Hamilton, Bermuda HMCX

Attention: Michael Ashford

Fax: + 1 (441) 292-4720

and

(ii)	if required to be given to the Provider, to

Digicel Group Limited

Dyoll Building

40 Knutsford Boulevard,

Kingston 5, Jamaica, W.I.

Attention: Colm Delves

Fax: +1 (876) 960-7217

Section 5.04. No Partnership. Nothing contained in this Agreement shall be construed or implied as creating a partnership, agency, franchise, joint venture or similar relationship between the parties hereto other than that of independent contractors. Nothing in this Agreement shall be deemed to create an employment relationship between a party hereto, on the one hand, and the employees and/or agents of the other party or any affiliate or subsidiary who performs the Services pursuant to this Agreement, or to make the parties joint employers thereof. No party shall incur any debts or make any commitments for the other party, except to the extent, if at all, specifically provided herein.

Section 5.05. Force Majeure. Exceptional circumstances such as labor disputes, fire, war, sabotage, general mobilization or military mobilization of similar degree, general utility outage, explosion, earthquake, flood, computer viruses, requisition, seizure, currency restrictions and riot or civil commotion, which are unforeseen and beyond the control of the parties and which results in the performance under this Agreement being impeded, shall be regarded as cases of relief. All parties shall be relieved from performance of their obligations under this Agreement during the existence of a case of relief. A party loses its right to claim relief if it does not, without unreasonable delay after it realizes or should have realized that a case of relief exists, notify the other party in writing that such a case has occurred. After the case of relief has ceased, the other party shall be notified hereof and, if possible, also be informed of when actions, which are delayed by such case of relief, will be performed. The invoking party shall use its commercially reasonable efforts to resume performance after the cessation of a case of relief. If the case of relief does not cease within 30 days, the non-invoking party is entitled to terminate this Agreement by means of written notification to the invoking party.

Section 5.06. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

Section 5.07. Assignment; Successors And Assigns. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b) Notwithstanding the foregoing, Recipient may require by notice to Provider that certain of the Services be provided to one or more of its subsidiaries, and Provider may assign to one or more of its subsidiaries the obligation to provide certain of the Services. To the extent such subsidiaries receive or provide Services, references to Recipient or Provider, as applicable, shall be deemed to also refer to such subsidiaries, unless the context otherwise requires and such subsidiaries shall, with respect to such Services, be entitled to all the rights, and subject to all the obligations, of the Recipient or Provider hereunder, as applicable.

Section 5.08. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies, except as set forth in Section 5.07(b) and that each indemnitee shall be a third party beneficiary with respect to Article 4 and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

Section 5.09. Amendments; Waiver. (a) This Agreement (including the Exhibit hereto) may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

(b) The failure of any party at any time to require a performance by the other of any provision hereof shall in no way affect the right to require performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of the provision.

(c) The provisions of this Agreement may be waived only by a written agreement signed by the party against whom the waiver is to be effective.

Section 5.10. Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of Bermuda. The parties hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (the “Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

Section 5.11. Time Is Of Essence. Time shall be of the essence as to matters contemplated by this Agreement.

Section 5.12. Interpretation. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “ include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 5.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DIGICEL GROUP LIMITED

By:	/s/ David Sykes
Name: David Sykes
Title: Director

DIGICEL (CENTRAL AMERICA HOLDINGS) LIMITED

By:	/s/ John Ryall
Name: John Ryall
Title: Director

Specified Services

Area of Service	Description
Stewardship	Provide advice and expertise on the general direction of the Recipient’s business based on the Provider’s experience in the telecommunications industry.

Human Resources	Provide personnel related services including support or assistance in the administration of all employee benefit programs, payroll systems, document retention systems with respect to employee files and other similar programs or related tasks.

Legal & Regulatory	Advice and support services including but not limited to:

	-	specialist legal advice relating to the telecommunications legislation m each of the Recipient’s territories,

	-	advice relating to the prevailing economic and regulatory conditions in each of the markets in which the Recipient operates

Assisting local legal and management teams in discussions with local regulators and governing bodies within the telecommunications industry.

Formulation of models that can be used by Recipient’s regulatory teams in developing and supporting pricing frameworks for interconnect agreements.

Finance

Provision of specialized accounting knowledge, such IFRS and US GAAP application. Advising the Recipient’s finance teams on the impact that the provisions of accounting standards have on the financial statements of their operating entities.

Specialist advice on tax structuring of the Recipient’s group and assisting Recipient’s finance teams with corporate income tax provisioning and compliance, as well as assisting with the application of sales taxes and withholding taxes.

Commercial	Provide support in the areas of advertising, sales promotion, brand management and other similar services.

Technical	Advice on the design of networks to ensure each territory has maximum coverage and up to date products available. Guidance on common systems deployed by both Provider and Recipient. Examples of these would include Windows Active Directory, Data Warehouse, RedKnee and Great Plains.

Area of Service	Description
Ancillary Services

There may be additional services requested by Recipient that are not specifically covered by this Agreement, which Provider is willing to provide.

These services will be provided in return for an arms length rate of return, which will be agreed by both Parties, prior to the commencement of the services.

Additional Services

Area of Service	Description
Secondment of the Provider’s Employees	Make available employees for lease to the Recipient; the general scope, manner and method of services to be provided by such employees shall be determined and agreed by the Provider and the Recipient.